Exhibit 99.5

Independent Auditor’s Report

To the Board of Trustees

Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of the Plaza Surgery Center for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above presents fairly, in all material respects, the revenues and certain direct operating expenses described in Note 1 to the financial statement, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Plaza Surgery Center’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Chicago, Illinois

June 16, 2015

Plaza Surgery Center

Statements of Revenues and Certain Direct Operating Expenses

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(unaudited)
Rental Revenue	$330,925	$1,209,395
Expense Recoveries	77,064	304,801
Total Revenue	407,989	1,514,196
Operating Expenses	(76,143)	(355,301)
Revenues in Excess of Operating Expenses	$331,846	$1,158,895

See accompanying notes.

Plaza Surgery Center

Notes to Statements of Revenues and Certain Direct Operating Expenses

1. Business

On April 30, 2015, Physicians Realty Trust (the “Company”) through subsidiaries of its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), closed on an agreement to acquire two adjacent medical office properties (collectively known as the Plaza Surgery Center), located in Jacksonville, Florida from a third party.

The properties are leased to tenants under separate long-term operating leases, where the landlords are responsible for operating expenses and the tenants reimburse the landlord for their share of operating expenses.

The accompanying statements of revenues and certain direct operating expenses has been prepared in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (“Rule 3-14”). Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the properties, have been excluded. Such items include depreciation, amortization, interest expense, and income taxes. The accompanying unaudited statement of revenues and certain direct operating expenses for the three months ended March 31, 2015 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the period pursuant to the instructions to Rule 3-14.

2. Summary of Significant Accounting Policies

Use of Estimates - Preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statements and related notes. Actual results could differ from those estimates.

Revenue Recognition - The tenant leases are accounted for as operating leases. Rental income is recognized on a monthly basis at the amounts due under the terms of each lease, adjusted to reflect a straight-line impact for specified increases in rent amounts, which are included in the leases.

3. Tenant Leases

The Company assumed all of the non-cancellable operating leases with the five tenants that occupy the properties. The leases are subject to fixed escalators over and through the end of the lease term. The leases have remaining lease terms expiring at various dates from 2016 through 2020 and contain extension options as specified in the lease agreements.

Future minimum annual base rents, exclusive of operating expense reimbursements and extensions, to be collected under the leases as of December 31, 2014 are as follows:

Year Ending December 31	Amount
2015	$1,346,662
2016	1,181,171
2017	206,011
2018	95,422
2019	74,863
Thereafter	57,401
Total	$2,961,560

For the year ended December 31, 2014, one tenant represented approximately 78% of total rental revenue.  No other tenant represented more than 15% of total rental revenue.

4. Subsequent Events

Subsequent events were evaluated through June 16, 2015, the date the financial statements were available to be issued.